UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

Opendoor Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39253	30-1318214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 N. Scottsdale Road, Suite 1600
Tempe, AZ	85288
(Address of principal executive offices)	(Zip Code)

(480) 618-6760

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	OPEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2024 Opendoor Technologies Inc. (the “Company”) announced the appointment of Selim F. Freiha as the Chief Financial Officer of the Company effective as of November 4, 2024, replacing Christy Schwartz, the Company’s interim Chief Financial Officer who will resign from such position on November 4, 2024, but will continue as the Company’s Chief Accounting Officer on the terms described below.

Mr. Freiha, age 53, has served as the Vice President, Finance, Capital Allocation and Planning at Alphabet Inc. (previously Google Inc.), a global technology company, since February 2023 and served as Vice President of Finance, Commerce, Payments and NBU at Alphabet Inc. from July 2021 to February 2023. Previously, he served as a Vice President in various capacities at eBay Inc., an e-commerce company, from March 2015 to June 2021. Mr. Freiha received his Bachelor of Science in psychology from U.C. Davis.

In connection with his appointment as Chief Financial Officer, Mr. Freiha and the Company entered into an offer letter, dated September 30, 2024 (the “Freiha Offer Letter”). Pursuant to the Freiha Offer Letter, Mr. Freiha is entitled to an annual base salary of $500,000 and is eligible to participate in an annual cash incentive program established by the compensation committee of the board of directors of the Company (the “Board”), with a target bonus amount of 50% of the base salary paid. In lieu of the foregoing annual bonus in 2024, Mr. Freiha will receive a guaranteed, one-time bonus of $750,000 (the “Sign-on Payment”) which will be paid in two equal installments. If Mr. Freiha terminates his employment with the Company or if he is terminated for cause, in either case prior to the one-year anniversary of his start date, he must repay any amounts he received of such Sign-on Payment. In addition, subject to the approval of the Board, the Freiha Offer Letter provides that Mr. Freiha will be granted an award of 3,875,000 restricted stock units (“RSUs”). Approximately one-third of the RSUs will vest on November 15, 2025, with the remaining vesting quarterly over the two year period thereafter. The Freiha Offer Letter further provides that Mr. Freiha will be entitled to severance upon certain qualifying terminations of employment as outlined in the Company’s Executive Severance Plan, which was filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “Severance Plan”). Pursuant to the Freiha Offer Letter, Mr. Freiha will participate as a Tier 2 Executive (as defined in the Severance Plan). In addition, Mr. Freiha will enter into an Indemnification Agreement based on the form previously approved by the Board and entered into with the Company’s other executive officers.

Mr. Freiha does not have any family relationships with any of the Company’s directors or executive officers. Mr. Freiha is not party to any transactions of the type listed in Item 404(a) of Regulation S-K.

The Company anticipates Ms. Schwartz will remain employed at the Company through May 2, 2025, and will serve as the Company’s Chief Accounting Officer following her resignation as interim Chief Financial Officer effective November 4, 2024. In connection with this transition, Ms. Schwartz and the Company executed a transition agreement, dated September 30, 2024 (the “Schwartz Transition Agreement”). Pursuant to the Schwartz Transition Agreement, Ms. Schwartz will continue to be employed with the Company through May 2, 2025, on substantially the same terms and with substantially the same compensation. If Ms. Schwartz’s employment terminates on May 2, 2025, or Ms. Schwartz’s employment is terminated by the Company without cause prior to May 2, 2025, she will be entitled to her base salary and equity vesting through May 2, 2025 plus the severance compensation to which she would be entitled to under the Severance Plan as a result of a termination without cause.

The foregoing summary of the material terms of Mr. Freiha’s and Ms. Schwartz’s employment with the Company is qualified by the actual terms of the Freiha Offer Letter and the Schwartz Transition Agreement, each of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ending September 30, 2024 and are incorporated by reference herein.

Item 8.01.	Other Events.

On October 1, 2024, the Company announced that Shrisha Radhakrishna will join the Company in November as Chief Technology and Product Officer.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 1, 2024

104	Cover Page Interactive Data File (Cover page XBRL tags are embedded within the Inline XBRL document)

The information contained Exhibits 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opendoor Technologies Inc.

Date: October 1, 2024	By:	/s/ Carrie Wheeler
	Name:	Carrie Wheeler
	Title:	Chief Executive Officer

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